Exhibit 99.1

Applied Imaging Corp. Receives Nasdaq Delisting Warning for Failing to File Form 10-Q

* Company Intends to Appeal

SAN JOSE, Calif., Nov. 17 /PRNewswire-FirstCall/ — Applied Imaging Corp. (Nasdaq: AICX) announced today that the Nasdaq Listing Qualifications Department has notified the Company that it is not in compliance with the requirements of Nasdaq Marketplace Rule 4310(c)(14), because it has not yet filed its quarterly report on Form 10-Q for the period ended September 30, 2004 with the Securities and Exchange Commission. Consequently, Applied Imaging’s common stock is subject to delisting from the Nasdaq SmallCap Market.

As announced in the Company’s press release dated November 15, 2004, Applied Imaging intends to file its current quarterly report as soon as possible. The Company will also request an appeal hearing before a Nasdaq Listing Qualifications Panel to review the delisting determination. Under the Nasdaq Marketplace Rules, Applied Imaging’s hearing request will automatically halt the delisting process pending the Panel’s review and determination. Until the Panel’s ultimate determination, the date of which is uncertain, Applied Imaging’s common shares will continue to be traded on the Nasdaq SmallCap Market, but its trading symbol as of the opening of business, Thursday, November 18, 2004, will be amended from “AICX” to “AICXE” to reflect the Company’s filing delinquency. There can be no assurance that the Company’s appeal will be successful.

About Applied Imaging

Applied Imaging Corp., based in San Jose, California, is the leading supplier of automated imaging systems utilized in genetics and pathology laboratories for the analysis of chromosomes in cancer and prenatal disorders. The Company markets a wide range of imaging systems for fluorescence and brightfield microscopy applications. Applied Imaging has installed over 3,500 systems in over 1,000 laboratories in more than 60 countries. The Company is developing a non-magnetic cell separation technology for isolating and analyzing circulating tumor cells from the blood of cancer patients. More information about Applied Imaging can be found at http://www.aicorp.com.

This press release contains forward looking statements as defined in the Private Securities Litigation Reform Act of 1995, regarding, among other matters, its success in appealing the delisting notification with the Nasdaq; the precise timing and extent of the Company’s restatement of its financials for the fiscal years 2003 and 2004, and the first and second quarters of 2004; the exact timing of the filing of Form 10-K/A for 2003 and Forms 10-Q/A for the first and second quarters 2004; and the Company’s financial results for the third quarter 2004. Forward looking statements address matters that are subject to a number of risks and uncertainties, including the uncertainty of the Nasdaq’s delisting review and any SEC reviews or final determinations. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including the independent auditor’s final determination of the Company’s financials for fiscal year 2003, and first, second and third quarters for fiscal year 2004; the possibility that the auditor and/or Company may identify other instances that require restatement under applicable SEC rules and determinations; the Company’s potential delisting from NasdaqSC; and other such factors as set forth in Applied Imaging’s filings with the Securities and Exchange Commission. The forward-looking statements in this news release are made as of November 17, 2004, and Applied Imaging is under no obligation to revise or update these forward-looking statements.